EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PROVIDENT FINANCIAL SERVICES, INC.

THE PROVIDENT BANK

AND

TEAM CAPITAL BANK

DECEMBER 19, 2013

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		2
1.1.	Certain Definitions.	2
ARTICLE II THE MERGER		9
2.1.	Merger.	9
2.2.	Closing; Effective Time.	9
2.3.	Certificate of Incorporation and Bylaws.	9
2.4.	Directors and Officers of Surviving Bank.	9
2.5.	Additional Director.	9
2.6.	Effects of the Merger.	10
2.7.	Tax Consequences.	10
2.8.	Possible Alternative Structures.	10
2.9.	Additional Actions.	11
ARTICLE III CONVERSION OF SHARES		11
3.1.	Conversion of TCB Common Stock; Merger Consideration.	11
3.2.	Election Procedures.	12
3.3.	Procedures for Exchange of TCB Common Stock.	15
3.4.	Reservation of Shares.	17
3.5.	Redemption of TCB Series A Preferred Stock	17
3.6.	Treatment of TCB Stock Options and TCB Restricted Shares.	18
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF TCB		18
4.1.	Standard.	18
4.2.	Organization.	19
4.3.	Capitalization.	19
4.4.	Authority; No Violation.	20
4.5.	Consents.	21
4.6.	Financial Statements.	22
4.7.	Taxes.	23
4.8.	No Material Adverse Effect.	24
4.9.	Material Contracts; Leases; Defaults.	24
4.10.	Ownership of Property; Insurance Coverage.	25
4.11.	Legal Proceedings.	26
4.12.	Compliance With Applicable Law.	26
4.13.	Employee Benefit Plans.	27
4.14.	Brokers, Finders and Financial Advisors.	30
4.15.	Environmental Matters.	30
4.16.	Loan Portfolio and Investment Securities.	31
4.17.	Other Documents.	32
4.18.	Related Party Transactions.	32
4.19.	Deposits.	33
4.20.	Antitakeover Provisions Inapplicable; Required Vote.	33
4.21.	Registration Obligations.	33
4.22.	Risk Management Instruments.	33
4.23.	Fairness Opinion.	33
4.24.	Intellectual Property.	34
4.25.	Trust Accounts	34

(i)

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PFS AND PROVIDENT BANK		34
5.1.	Standard.	34
5.2.	Organization.	35
5.3.	Capitalization.	35
5.4.	Authority; No Violation.	36
5.5.	Consents.	37
5.6.	Financial Statements.	37
5.7.	Taxes.	39
5.8.	No Material Adverse Effect.	39
5.9.	Ownership of Property; Insurance Coverage.	39
5.10.	Legal Proceedings.	40
5.11.	Compliance With Applicable Law.	40
5.12.	Employee Benefit Plans.	41
5.13.	Environmental Matters.	42
5.14.	Loan Portfolio.	43
5.15.	Deposits.	43
5.16.	Antitakeover Provisions Inapplicable.	43
5.17.	Risk Management Instruments.	43
5.18.	Brokers, Finders and Financial Advisors.	44
5.19.	Trust Accounts	44
5.20.	PFS Common Stock	44
5.21.	Intellectual Property	44
ARTICLE VI COVENANTS OF TCB		45
6.1.	Conduct of Business.	45
6.2.	Current Information.	49
6.3.	Access to Properties and Records.	50
6.4.	Financial and Other Statements.	51
6.5.	Maintenance of Insurance.	51
6.6.	Disclosure Supplements.	51
6.7.	Consents and Approvals of Third Parties.	52
6.8.	All Reasonable Efforts.	52
6.9.	Failure to Fulfill Conditions.	52
6.10.	No Solicitation.	52
6.11.	Board of Directors and Committee Meetings.	55
6.12	Termination of the TCB 401(k) Plan	55
ARTICLE VII COVENANTS OF PFS AND PROVIDENT BANK		55
7.1.	Conduct of Business.	55
7.2.	Financial and Other Statements.	56
7.3.	Disclosure Supplements.	56
7.4.	Consents and Approvals of Third Parties.	56
7.5.	All Reasonable Efforts.	56
7.6.	Failure to Fulfill Conditions.	56
7.7.	Employee Benefits; Advisory Board.	56
7.8.	Directors and Officers Indemnification and Insurance.	58
7.9.	Stock Listing.	60
7.10.	Stock and Cash Reserve.	60

(ii)

ARTICLE VIII REGULATORY AND OTHER MATTERS		60
8.1.	Meeting of Stockholders; Proxy Statement-Prospectus; Merger Registration Statement	60
8.2.	Regulatory Approvals.	61
ARTICLE IX CLOSING CONDITIONS		62
9.1.	Conditions to Each Party’s Obligations under this Agreement.	62
9.2.	Conditions to the Obligations of PFS and Provident Bank under this Agreement.	63
9.3.	Conditions to the Obligations of TCB under this Agreement.	64
ARTICLE X THE CLOSING		64
10.1.	Time and Place.	64
10.2.	Deliveries at the Pre-Closing and the Closing.	65
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		65
11.1.	Termination.	65
11.2.	Effect of Termination.	69
11.3.	Amendment, Extension and Waiver.	70
ARTICLE XII MISCELLANEOUS		70
12.1.	Confidentiality.	70
12.2.	Public Announcements.	70
12.3.	Survival.	70
12.4.	Notices.	71
12.5.	Parties in Interest.	72
12.6.	Complete Agreement.	72
12.7.	Counterparts.	72
12.8.	Severability.	73
12.9.	Governing Law.	73
12.10.	Interpretation.	73
12.11.	Specific Performance.	73
12.12.	Waiver of Jury Trial	74

Exhibit A Form of Voting Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 19, 2013, by and among Provident Financial Services, Inc., a Delaware corporation (“PFS”), The Provident Bank, a New Jersey chartered savings bank (“Provident Bank”), and Team Capital Bank, a Pennsylvania chartered savings bank (“TCB”). Each of PFS, Provident Bank and TCB is sometimes individually referred to herein as a “party,” and PFS, Provident Bank and TCB are collectively sometimes referred to as the “parties.”

WHEREAS, the Board of Directors of each of PFS, Provident Bank and TCB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors; and

WHEREAS, in accordance with the terms of this Agreement, TCB will merge with and into Provident Bank, a wholly owned subsidiary of PFS (the “Merger”); and

WHEREAS, as a condition to the willingness of PFS and Provident Bank to enter into this Agreement, each of the directors and executive officers of TCB have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with PFS (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of TCB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, in connection with the Merger and in accordance with the terms hereof, the parties will use their reasonable best efforts to enable each share of TCB Series A Preferred Stock to be redeemed at or promptly following Closing (such redemption, the “SBLF Redemption”), or to take such other action with respect to such securities as the parties may mutually agree upon; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“2015 Annual Meeting” shall have the meaning set forth in Section 2.5.

“Advisory Board” shall have the meaning set forth in Section 7.7.7.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FDIC, the NJ Department, the PA Department and the FRB, which regulates PFS, Provident Bank or TCB, or any of their respective holding companies or subsidiaries, as the case may be.

“Banking Code” shall mean the Pennsylvania Banking Code of 1965.

“Benefits Schedule” shall have the meaning set forth in Section 4.13.12.

“Burdensome Condition” shall have the meaning set forth in Section 8.2.

“Cash Consideration” shall have the meaning set forth in Section 3.1.3.

“Cash Election” shall have the meaning set forth in Section 3.2.2.

“Cash Election Shares” shall have the meaning set forth in Section 3.2.1.

“Certificate” shall mean a certificate evidencing shares of TCB Common Stock.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

“Continuing Employees” shall have the meaning set forth in Section 7.7.1.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

“Dissenting Stockholder” shall have the meaning set forth in Section 3.1.4.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Election Form Record Date” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 5.12.3.

“ERISA Affiliate Plan” shall have the meaning set forth in Section 5.12.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar & Transfer Company, or such other bank or trust company or other agent designated by PFS, and reasonably acceptable to TCB, which shall act as agent for PFS in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have known by the executive officers of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer of that Person. For purposes of this Agreement, references to the “Knowledge of PFS” shall include the Knowledge of Provident Bank and with regard to TCB, the “executive officers” shall mean the following persons: Robert Rupel, Howard Hall, Fred Cort, Joanne O’Donnell, A. Bruce Dansbury and Ghan Desai.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Material Adverse Effect” shall mean, with respect to PFS or TCB, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of PFS and its Subsidiaries taken as a whole, or TCB and its Subsidiary taken as a whole, respectively, or (ii) materially impairs the ability of either PFS or Provident Bank, on the one hand, or TCB, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement (consistent with the information included in the Disclosure Schedules), or (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their subsidiaries, taken as a whole.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of TCB with and into Provident Bank pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or PFS Common Stock, or combination thereof, in an aggregate per share amount to be paid by PFS for each share of TCB Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of PFS Common Stock to be offered to holders of TCB Common Stock in connection with the Merger.

“Mixed Election” shall have the meaning set forth in Section 3.2.2.

“NYSE” shall mean the New York Stock Exchange.

“New Jersey Banking Law” shall mean the New Jersey Banking Act of 1948, as amended, and any regulations promulgated thereunder.

“NJ Department” shall mean the Department of Banking and Insurance of the State of New Jersey, and where appropriate shall include the Commissioner of the Department of Banking and Insurance of the State of New Jersey.

“Non-Election” shall have the meaning set forth in Section 3.2.2.

“Non-Election Shares” shall have the meaning set forth in Section 3.2.1.

“Option Consideration” shall have the meaning set forth in Section 3.6(a).

“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; foreclosed real estate; and real estate acquired for debts previously contracted.

“PA Department” shall mean the Pennsylvania Department of Banking and Securities.

“Participation Facility” means any facility in which TCB or its Subsidiaries participates in the management of such facility, whether as lender in control of the facility, owner or operator.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“PFS” shall mean Provident Financial Services, Inc., a Delaware corporation, with its principal executive offices located at 239 Washington Street, Jersey City, New Jersey 07302.

“PFS Common Stock” shall mean the common stock, par value $0.01 per share, of PFS.

“PFS Compensation and Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“PFS Defined Benefit Plan” shall have the meaning set forth in Section 5.12.3.

“PFS DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by PFS to TCB specifically referring to the appropriate section of this Agreement.

“PFS Stock Benefit Plans” shall mean the 2003 Stock Option Plan, the 2003 Stock Award Plan and the 2008 Long-Term Equity Plan.

“PFS Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of PFS as of December 31, 2012 and 2011 and the consolidated statements of operations, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of PFS for each of the three years ended December 31, 2012, 2011 and 2010, as set forth in PFS’s annual report for the year ended December 31, 2012, and (ii) the unaudited interim consolidated financial statements of PFS as of the end of each calendar quarter following December 31, 2012, and for the periods then ended, as filed by PFS in its Securities Documents.

“PFS Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by PFS or Provident Bank.

“Provident Bank” shall mean The Provident Bank, a New Jersey chartered savings bank, with its main office located at 239 Washington Street, Jersey City, New Jersey 07302, which is a wholly owned subsidiary of PFS.

“Provident Bank Common Stock” shall have the meaning set forth in Section 5.3.2.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SBLF Redemption” has the meaning given to that term in the Preamble.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, or as implemented by the FDIC.

“Shortfall Number” shall have the meaning set forth in Section 3.2.5.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.2.2.

“Stock Election Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election Shares” shall have the meaning set forth in Section 3.2.1.

“Surviving Bank” shall have the meaning set forth in Section 2.1 hereof.

“Team Capital Bank” or “TCB” shall mean Team Capital Bank, a Pennsylvania chartered savings bank, with its principal offices located at 3001 Emrick Boulevard, Bethlehem, Pennsylvania 18020.

“TCB Common Stock” shall mean the common stock, par value $0.01 per share, of TCB.

“TCB Compensation and Benefits Plans” shall have the meaning set forth in Section 4.13.1 hereof.

“TCB DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by TCB to PFS specifically referring to the appropriate section of this Agreement.

“TCB Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of TCB as of December 31, 2012 and 2011 and the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows (including related notes and schedules, if any) of TCB for each of the three years ended

December 31, 2012, 2011 and 2010, and (ii) the unaudited interim consolidated financial statements of TCB as of the end of each calendar quarter following December 31, 2012 and for the periods then ended.

“TCB 401(k) Plan” shall mean the Team Capital Bank 401(k).

“TCB Non-Qualified Agreements” shall have the meaning set forth in Section 7.7.2.

“TCB Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of TCB.

“TCB Regulatory Reports” means the Call Reports of TCB and accompanying schedules, as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended March 31, 2012, through the Closing Date.

“TCB Representatives” shall have the meaning set forth in Section 6.10.

“TCB Restricted Share” shall mean shares of TCB Common Stock granted as restricted stock pursuant to the TCB Stock Plans.

“TCB Series A Preferred Stock” shall mean the issued and outstanding shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, having a liquidation preference of $1,000 per share, of TCB that it issued to the U.S. Department of the Treasury.

“TCB Severance Plan” shall have the meaning set forth in Section 7.7.4.

“TCB Stockholder Approval” shall have the meaning set forth in Section 4.4.

“TCB Stockholders Meeting” shall have the meaning set forth in Section 8.1.

“TCB Stock Options” shall have the meaning set forth in Section 3.6.

“TCB Stock Plans” means the TCB Directors’, Officers’ and Employees’ Stock Option Plan and the 2011 Stock Award and Incentive Plan.

“TCB Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by TCB.

“Termination Date” shall mean December 31, 2014.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) TCB shall merge with and into Provident Bank, with Provident Bank as the resulting or surviving corporation (the “Surviving Bank”), with its main office to be maintained at 239 Washington Street, Jersey City, New Jersey 07302; and (b) the separate existence of TCB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of TCB shall be vested in and assumed by Provident Bank. As part of the Merger, each share of TCB Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2. Closing; Effective Time.

Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof, the Closing shall occur no later than ten business days following the latest to occur of (i) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods, (ii) the approval of the Merger by the stockholders of TCB, or (iii) at such other date or time upon which PFS and TCB mutually agree (the “Closing”). The Merger shall be effected by the filing of a certificate with the NJ Department on the day of the Closing (the “Closing Date”), in accordance with the New Jersey Banking Law. The “Effective Time” means the date and time upon which the certificate is filed with the NJ Department, or as otherwise stated in the certificate, in accordance with the New Jersey Banking Law.

2.3. Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of Provident Bank as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Bank, until thereafter amended as provided therein and by applicable law.

2.4. Directors and Officers of Surviving Bank.

Except as provided in Section 2.5, the directors of Provident Bank immediately prior to the Effective Time shall be the initial directors of the Surviving Bank, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank. Until changed in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank, the officers of Provident Bank immediately prior to the Effective Time shall be the initial officers of Surviving Bank, in each case until their respective successors are duly elected or appointed and qualified.

2.5. Additional Director.

At the Effective Time, John Pugliese shall be appointed to the Board of Directors of PFS and Provident Bank, subject to confirmation that Mr. Pugliese qualifies as an independent director under the standards of the NYSE and PFS. Mr. Pugliese shall be appointed to a term of office that expires at the 2015 annual meeting of stockholders of PFS (the “2015 Annual

Meeting”), and subject to the Board’s fiduciary duties, he will be proposed for election by the PFS stockholders at the 2015 Annual Meeting for a three year term (and at such time shall be nominated by the Board of Directors of Provident Bank, subject to its fiduciary duties, for a three year term, and PFS shall vote to approve such nomination as the sole stockholder of Provident Bank). The Board of Directors, and/or the nominating and governance committee thereof, of PFS and Provident Bank will include current members of TCB’s board of directors in its consideration of potential candidates to fill future vacancies that may arise.

2.6. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the New Jersey Banking Law. The directors and executive officers, and the principal office and each branch office of the Surviving Bank giving effect to the Merger, are as set forth in PFS DISCLOSURE SCHEDULE 2.6.

2.7. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither PFS, Provident Bank, TCB nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. PFS, Provident Bank and TCB each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinions.

2.8. Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time PFS shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) such modification does not cause counsel to be unable to render the opinion contemplated by Section 9.1.6; (ii) the consideration to be paid to the holders of TCB Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.9. Additional Actions.

If, at any time after the Effective Time, PFS or Provident Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in PFS or Provident Bank its right, title or interest in, to or under any of the rights, properties or assets of TCB, or (ii) otherwise carry out the purposes of this Agreement, TCB and its officers and directors shall be deemed to have granted to PFS and Provident Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in PFS or Provident Bank its right, title or interest in, to or under any of the rights, properties or assets of TCB or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of PFS and Provident Bank are authorized in the name of TCB or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of TCB Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of PFS and Provident Bank, TCB or the holders of any of the shares of TCB Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of PFS Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. All shares of TCB Common Stock held in the treasury of TCB and each share of TCB Common Stock owned by PFS or any direct or indirect wholly owned subsidiary of PFS or of TCB immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Each share of TCB Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (i) $16.25 in cash (the “Cash Consideration”); or (ii) 0.8575 shares (the “Exchange Ratio”) of PFS Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

3.1.4. Each outstanding share of TCB Common Stock the holder of which has perfected his right to dissent under the Banking Code and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the Banking Code. TCB shall give PFS prompt notice upon receipt by TCB of any such demands for payment of the fair value of such shares of

TCB Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and PFS shall have the right to participate in all negotiations and proceedings with respect to any such demands. TCB shall not, except with the prior written consent of PFS, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the Banking Code. Any payments made in respect of Dissenting Shares shall be made by the Surviving Bank.

3.1.5. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of TCB Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline, as defined below), each share of TCB Common Stock of such holder shall be treated as a Non-Election Share.

3.1.6. After the Effective Time, shares of TCB Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section be the right to receive the Merger Consideration.

3.1.7. In the event PFS changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of PFS Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding PFS Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to PFS Common Stock if PFS issues additional shares of PFS Common Stock and receives fair market value consideration for such shares.

3.2. Election Procedures.

3.2.1. Holders of TCB Common Stock may elect to receive shares of PFS Common Stock or cash (in either case without interest) in exchange for their shares of TCB Common Stock in accordance with the following procedures, provided that, in the aggregate, 75% of the total number of shares of TCB Common Stock issued and outstanding at the Effective Time, including any Dissenting Shares but excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of TCB Common Stock shall be converted into the Cash Consideration. Shares of TCB Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of TCB Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of TCB Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of TCB Common Stock with respect to which a Stock Election has been made is referred to herein as the

“Stock Election Number.” Any Dissenting Shares shall be deemed to be Cash Election Shares, and the holders thereof shall in no event receive consideration comprised of PFS Common Stock with respect to such shares.

3.2.2. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as TCB and PFS shall mutually agree (“Election Form”), shall be mailed not less than 20 business days but not more than 40 business days prior to the anticipated Effective Time or on such earlier date as PFS and TCB shall mutually agree (the “Mailing Date”) to each holder of record of TCB Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of TCB Common Stock held by such holder (a “Cash Election”), in accordance with Section 3.1.3, (ii) to elect to receive the Stock Consideration for all of such shares (a “Stock Election”), in accordance with Section 3.1.3, (iii) elect to receive the Stock Consideration for a part of such holder’s TCB Common Stock and the Cash Consideration for the remaining part of such holder’s TCB Common Stock (the “Cash/Stock Consideration”) (an election to receive the Cash/Stock Consideration is referred to as a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or PFS Common Stock for such shares (a “Non-Election”). A holder of record of shares of TCB Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of TCB Common Stock held by such Representative for a particular beneficial owner. Any shares of TCB Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of PFS Common Stock, subject to Section 3.1.5 hereof.

3.2.3. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th day following the Mailing Date (or such other time and date as PFS and TCB may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. TCB shall make available up to two separate Election Forms, or such additional Election Forms as PFS may permit, to all persons who become holders (or beneficial owners) of TCB Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline. TCB shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of TCB Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a TCB stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline, the shares of TCB Common Stock held by such stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. PFS shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

3.2.4. If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 3.2.6 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.5. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.2.6 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 3.2.6 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.2.6. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of PFS Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to PFS Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of PFS. In lieu of the issuance of any such fractional share, PFS shall pay to each former holder of TCB Common Stock who otherwise would be entitled to receive a fractional share of PFS Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of PFS Common Stock as reported on the NYSE for the ten consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of TCB Common Stock owned by a TCB stockholder shall be combined so as to calculate the maximum number of whole shares of PFS Common Stock issuable to such TCB stockholder.

3.3. Procedures for Exchange of TCB Common Stock.

3.3.1. PFS to Make Merger Consideration Available. After the Election Deadline and no later than the Closing Date, PFS shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of TCB Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of PFS Common Stock and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of TCB Common Stock) (such cash and certificates for shares of PFS Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2. Exchange of Certificates. PFS shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the TCB Common Stock represented by such Certificates shall have been converted as a result of the Merger if any. The letter of transmittal (which shall be subject to the reasonable approval of TCB) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of TCB common stock shall have become entitled pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding TCB Common Stock shall have no rights, after the Effective Time, with respect to such TCB Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to PFS Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of PFS Common Stock represented by such Certificate.

3.3.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of TCB of the TCB Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6. Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, PFS shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to PFS (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither PFS nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by PFS, the posting by such person of a bond in such amount as PFS may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8. Withholding. The Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of TCB Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the TCB Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

3.4. Reservation of Shares.

PFS shall reserve for issuance a sufficient number of shares of the PFS Common Stock for the purpose of issuing shares of PFS Common Stock to the TCB stockholders in accordance with this Article III.

3.5. Redemption of TCB Series A Preferred Stock

TCB and Provident Bank each shall use their reasonable best efforts to cause or facilitate the SBLF Redemption immediately at or promptly following the Effective Time of the Merger. Provident Bank will fund the SBLF Redemption. The method of funding of such SBLF Redemption shall be mutually agreed to by TCB and Provident Bank, subject to any formal or informal Treasury Department requirements and the required approval of any Bank Regulator. In furtherance of the foregoing, TCB shall provide, and shall cause the TCB Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by Provident Bank in connection with such SBLF Redemption, including by (i) furnishing all information concerning TCB and the TCB Subsidiaries that Provident Bank or any applicable Bank Regulator or Governmental Entity may request in connection with such redemption or with respect to the effects of such SBLF Redemption on Provident Bank or its pro forma capitalization; (ii) assisting with the preparation of any analyses or presentations Provident Bank deems necessary or advisable in its reasonable judgment in connection with such redemption or the effects thereof; and (iii) entering into any agreement with such holder (including any letter agreement among TCB, Provident Bank and such holder) to effect the redemption of such shares as Provident Bank may reasonably request. Alternatively, Provident Bank may, in its sole discretion, in lieu of TCB redeeming all of the issued and outstanding shares of TCB Series A Preferred Stock immediately prior to or concurrently with the Effective Time, issue shares of its preferred stock (or have PFS issues shares of its preferred stock) to the U.S. Department of the Treasury similar to and in exchange for the TCB Series A Preferred Stock and assume the rights and obligations of the TCB Series A Preferred Stock upon consummation of the Merger pursuant to the terms of the TCB Series A Preferred Stock.

3.6. Treatment of TCB Stock Options and TCB Restricted Shares.

(a) Holders of all outstanding and unexercised options to acquire shares of TCB Common Stock (“TCB Stock Options”) under the TCB Stock Plans, whether or not vested, as of the Effective Time will be entitled to receive a cash payment from Provident Bank (or at the request of PFS, by TCB) equal to the product of (i) the number of shares of TCB Common Stock subject to such TCB Option at the Effective Time and (ii) the amount by which $16.25 exceeds the exercise price per share of such TCB Option (the “Option Consideration”). The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes. In the event that the exercise price of a TCB Option is greater than or equal to $16.25, then the holders thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such TCB Option shall be canceled without any payment made in exchange therefor. Subject to the foregoing, the TCB Stock Plans, including all underlying award agreements, and all TCB Options issued thereunder, shall terminate at the Effective Time. Prior to the Effective Time, TCB shall take all actions as necessary to give effect to such transactions, including, without limitation, taking such actions as are necessary or required under the TCB Option Plan.

(b) At the Effective Time, each outstanding and unvested TCB Restricted Share that has been granted under the TCB Stock Plans will become fully vested and will be converted automatically into the right to receive the Stock Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TCB

TCB represents and warrants to PFS and Provident Bank that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the TCB DISCLOSURE SCHEDULE delivered by TCB to PFS on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. TCB has made a good faith effort to ensure that the disclosure on each schedule of the TCB DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the TCB DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.1. Standard.

No representation or warranty of TCB contained in this Article IV shall be deemed untrue or incorrect, and TCB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2 4.3, 4.4, 4.13.5, 4.13.8, 4.13.9, 4.13.10 and 4.13.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

4.2. Organization.

4.2.1. TCB is a Pennsylvania chartered savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. TCB has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on TCB. The deposits of TCB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by TCB when due.

4.2.2. TCB is a member in good standing of the FHLB of Pittsburgh and owns the requisite amount of stock therein. The location of the principal office and each branch office of TCB is set forth in TCB DISCLOSURE SCHEDULE 4.2.2.

4.2.3. TCB DISCLOSURE SCHEDULE 4.2.3 sets forth each TCB Subsidiary. Each TCB Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Other than shares of capital stock of the TCB Subsidiaries listed on TCB DISCLOSURE SCHEDULE 4.2.3, TCB does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

4.2.4. The respective minute books of TCB and each other TCB Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

4.2.5. Prior to the date of this Agreement, TCB has made available to PFS true and correct copies of the articles of incorporation or charter and bylaws of TCB and each other TCB Subsidiary.

4.3. Capitalization.

4.3.1. The authorized capital stock of TCB consists of twenty million (20,000,000) shares of TCB Common Stock, par value $0.01 per share, and five million (5,000,000) shares of TCB Preferred Stock. There are seven million six hundred seventy seven thousand three hundred and forty one (7,677,341) shares of TCB Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of TCB Common Stock held by TCB as treasury stock. Of the authorized Preferred Stock, there are twenty two thousand four hundred and twelve (22,412) shares of TCB Series A Preferred Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. Other than the TCB Stock Options, neither TCB nor any TCB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of TCB Common Stock, or any other security of TCB or any securities representing the right to vote, purchase or otherwise receive any shares of TCB Common Stock or any other security of TCB.

4.3.2. Except as disclosed in TCB DISCLOSURE SCHEDULE 4.3.2, TCB owns all of the capital stock of the TCB Subsidiaries, free and clear of any lien or encumbrance. Except for the TCB Subsidiaries and as set forth in TCB Disclosure Schedule 4.2.2, TCB does not possess, directly or indirectly, any material equity interest in any corporate entity.

4.3.3. To TCB’s Knowledge, except as set forth on TCB DISCLOSURE SCHEDULE 4.3.3, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of TCB Common Stock, except for equity interests held in the investment portfolios of TCB or its Subsidiary, equity interests held by any TCB Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of TCB or its Subsidiaries, including stock in the FHLB of Pittsburgh.

4.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which TCB’s stockholders may vote has been issued by TCB and are outstanding.

4.4. Authority; No Violation.

4.4.1. TCB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals described in Section 8.2 and the approval of this Agreement by TCB’s stockholders (the “TCB Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by TCB and the completion by TCB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of TCB. This Agreement has been duly and validly executed and delivered by TCB, and subject to TCB Stockholder Approval and receipt of the Regulatory Approvals, constitutes the valid and binding obligation of TCB, enforceable against TCB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2. Subject to compliance by PFS with the terms and conditions of this Agreement, the receipt of Regulatory Approvals (and compliance with any conditions contained therein) and TCB Stockholder Approval,

(A) the execution and delivery of this Agreement by TCB,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by TCB with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of TCB or any TCB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation,

judgment, order, writ, decree or injunction applicable to TCB or any TCB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of TCB or TCB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which TCB or TCB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on TCB and the TCB Subsidiaries taken as a whole.

4.4.3. The TCB Stockholder Approval is the only vote of holders of any class of TCB’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

4.4.4. The board of directors of TCB, by resolution duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of TCB and its stockholders and declared the Merger to be advisable, and (ii) recommended that the stockholders of TCB approve this Agreement and directed that such matter be submitted for consideration by the TCB stockholders at the TCB Stockholders Meeting.

4.5. Consents.

Except for the Regulatory Approvals referred to in Section 8.2 hereof and compliance with any conditions contained therein, the filing with the SEC of the Merger Registration Statement and the obtaining from the SEC of such orders as may be required in connection therewith, approval of the listing of PFS Common Stock to be issued in the Merger on the NYSE, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PFS Common Stock pursuant to this Agreement, and the TCB Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to TCB’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by TCB, and the completion by TCB of the Merger. To the Knowledge of TCB, no fact or circumstance exists, including any possible other transaction pending or under consideration by TCB or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the PA Department or the NJ Department, or (ii) any required Regulatory Approvals or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the Banking Act, the Banking Code or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

4.6. Financial Statements.

4.6.1. TCB has previously made available to PFS the TCB Financial Statements. Except as disclosed in TCB DISCLOSURE SCHEDULE 4.6.1, the TCB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of TCB and the TCB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved.

4.6.2. Except as disclosed in TCB DISCLOSURE SCHEDULE 4.6.2, at the date of each balance sheet included in the TCB Financial Statements, TCB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such TCB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.3. Except as disclosed in TCB DISCLOSURE SCHEDULE 4.6.3, TCB has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2012 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith. The TCB Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.4. The records, systems, controls, data and information of TCB and the TCB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. TCB and the TCB Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) the assets of TCB and the TCB Subsidiaries are protected and properly recorded and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the TCB Financial Statements by TCB’s certified public accountants.

4.6.5. TCB has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors and in TCB DISCLOSURE SCHEDULE 4.6.5: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.6.6. Since December 31, 2011, (i) neither TCB nor any of the TCB Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing it or any of its subsidiaries, whether or not employed by it or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

4.7. Taxes.

TCB and the TCB Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). TCB and each TCB Subsidiary has duly filed all federal, state and local tax returns required to be filed by or with respect to TCB and each TCB Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to TCB’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from TCB and any TCB Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in TCB DISCLOSURE SCHEDULE 4.7, TCB has received no written notice of, and to TCB’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of TCB or any TCB Subsidiary, and no claim has been made by any authority in a jurisdiction where TCB or any TCB Subsidiary do not file tax returns that TCB or any such TCB Subsidiary is subject to taxation in that jurisdiction. Except as set forth in TCB DISCLOSURE SCHEDULE 4.7, TCB and the TCB Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. TCB and each TCB Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and TCB and each TCB Subsidiary, to TCB’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2012, through and including the date of this Agreement, neither TCB nor any TCB Subsidiary has made any material election for federal or state income tax purposes.

4.8. No Material Adverse Effect.

TCB and the TCB Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2012 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on TCB and the TCB Subsidiaries, taken as a whole.

4.9. Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in TCB DISCLOSURE SCHEDULE 4.9.1, neither TCB nor any TCB Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by TCB or any TCB Subsidiary; (ii) any collective bargaining agreement with any labor union relating to employees of TCB or any TCB Subsidiary (iii) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which TCB or any TCB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to PFS or any PFS Subsidiary; (iv) any other agreement, written or oral, that obligates TCB or any TCB Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment; or (v) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by TCB or any TCB Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2. Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in TCB DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither TCB nor any TCB Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to PFS on or before the date hereof, are listed on TCB DISCLOSURE SCHEDULE 4.9.1 and are in full force and effect on the date hereof. Except as set forth in TCB DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which TCB or any TCB Subsidiary is a party or under which TCB or any TCB Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in TCB DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of TCB or any TCB Subsidiary or upon the occurrence of a subsequent event; or (y) requires TCB or any TCB Subsidiary to provide a benefit in the form of TCB Common Stock or determined by reference to the value of TCB Common Stock.

4.9.4. Except as set forth in TCB DISCLOSURE SCHEDULE 4.9.4, since December 31, 2012, through and including the date of this Agreement, neither TCB nor any TCB Subsidiary has (i) made any material change in the credit policies or procedures of TCB or any TCB Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $25,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of TCB or any TCB Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

4.10. Ownership of Property; Insurance Coverage.

4.10.1. Except as set forth in TCB DISCLOSURE SCHEDULE 4.10.1, TCB and each TCB Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by TCB or each TCB Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent TCB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Pittsburgh, inter-bank credit facilities, reverse repurchase agreements or any transaction by TCB or a TCB Subsidiary acting in a fiduciary capacity, (ii) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith, and (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith. TCB and the TCB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by TCB and the TCB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

4.10.2. With respect to all material agreements pursuant to which TCB or any TCB Subsidiary has purchased securities subject to an agreement to resell, if any, TCB or such

TCB Subsidiary, as the case may be, has a lien or security interest (which to TCB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. TCB and each TCB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither TCB nor any TCB Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by TCB or any TCB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years TCB and each TCB Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of its insurance policies. TCB DISCLOSURE SCHEDULE 4.10.3 identifies all policies of insurance maintained by TCB and each TCB Subsidiary as well as the other matters required to be disclosed under this Section.

4.11. Legal Proceedings.

Except as set forth in TCB DISCLOSURE SCHEDULE 4.11, neither TCB nor any TCB Subsidiary is a party to any, and there are no pending or, to TCB’s Knowledge, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against TCB or any TCB Subsidiary, (ii) to which TCB or any TCB Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of TCB to perform under this Agreement.

4.12. Compliance With Applicable Law.

4.12.1. To TCB’s Knowledge, each of TCB and each TCB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither TCB nor any TCB Subsidiary has received any written notice to the contrary. The Board of Directors of TCB has adopted and TCB has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

4.12.2. Each of TCB and each TCB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of TCB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals set forth in Section 8.2.

4.12.3. Except as disclosed in TCB DISCLOSURE SCHEDULE 4.12.3, for the period beginning January 1, 2010, neither TCB nor any TCB Subsidiary has received any written notification or, to TCB’s Knowledge, any other communication from any Bank Regulator (i) asserting that TCB or any TCB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to TCB or any TCB Subsidiary; (iii) requiring or threatening to require TCB or any TCB Subsidiary, or indicating that TCB or any TCB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of TCB or any TCB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of TCB or any TCB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither TCB nor any TCB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to TCB as to compliance with the CRA is “Satisfactory” or better.

4.13. Employee Benefit Plans.

4.13.1 TCB DISCLOSURE SCHEDULE 4.13.1 includes a list of all employment agreements, change in control agreements, severance agreements or arrangements, consulting agreements, existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by TCB or any TCB Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of TCB or any TCB Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “TCB Compensation and Benefit Plans”). Except as set forth in TCB DISCLOSURE SCHEDULE 4.13.1, neither TCB nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, TCB has made available to PFS true and correct copies of the Compensation and Benefit Plans. Except as set forth in TCB DISCLOSURE SCHEDULE 4.13.1, there are no available or outstanding unvested or unexercised options or awards under any TCB Compensation and Benefit Plan.

4.13.2 To the Knowledge of TCB, each TCB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each TCB Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and TCB is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to TCB, threatened action, suit or claim relating to any of the TCB Compensation and Benefit Plans (other than routine claims for benefits). TCB has not engaged in a transaction, or omitted to take any action, with respect to any TCB Compensation and Benefit Plan that would reasonably be expected to subject TCB to a material unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.

4.13.3 TCB has never had a defined benefit plan subject to Title IV of ERISA.

4.13.4 Except as set forth in TCB DISCLOSURE SCHEDULE 4.13.4, all material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which TCB or any TCB Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on TCB’s consolidated financial statements to the extent required by GAAP. TCB and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable TCB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5 Except as set forth in TCB DISCLOSURE SCHEDULE 4.13.5, neither TCB nor any TCB Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any TCB Compensation and Benefit Plan, other than benefits mandated by COBRA. Except as set forth in TCB DISCLOSURE SCHEDULE 4.13.5, there has been no communication to employees by TCB or any TCB Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6 Except as set forth in TCB DISCLOSURE SCHEDULE 4.13.6, TCB and its Subsidiaries do not maintain any TCB Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7 Except as set forth in TCB DISCLOSURE SCHEDULE 4.13.7, with respect to each TCB Compensation and Benefit Plan, if applicable, TCB has provided or made available to PFS copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) two most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable; and (H) all material communications with any Governmental Entity with respect to any TCB Compensation and Benefit Plan.

4.13.8 Except as disclosed in TCB DISCLOSURE SCHEDULE 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any TCB Compensation and Benefit Plan.

4.13.9 Except as disclosed in TCB DISCLOSURE SCHEDULE 4.13.9, all “non-qualified” deferred compensation plans, programs or arrangements (within the meaning of Section 409A of the Code) of TCB have been in compliance (both written and operational) with Section 409A of the Code and IRS regulations and guidance thereunder. All stock options and stock appreciation rights granted by TCB to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated guidance.

4.13.10 Except as disclosed in TCB DISCLOSURE SCHEDULE 4.13.10, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of TCB or any TCB Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.11 Except as disclosed in TCB DISCLOSURE SCHEDULE 4.13.11, there are no stock option or stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the TCB Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12 TCB DISCLOSURE SCHEDULE 4.13.12 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, severance arrangements or policies, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by TCB or any TCB Subsidiary for the benefit of officers, employee or directors of TCB or any TCB Subsidiary (the “Benefits Schedule”), assuming their employment or service is terminated without cause as of April 1, 2014 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

4.14. Brokers, Finders and Financial Advisors.

Neither TCB nor any TCB Subsidiary, nor any TCB Representative, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with Keefe, Bruyette & Woods, Inc., A Stifel Company, and the engagement letter with Griffin Financial Group, LLC, copies of which are attached in TCB DISCLOSURE SCHEDULE 4.14.

4.15. Environmental Matters.

4.15.1. With respect to TCB and each TCB Subsidiary:

(A) Neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon TCB or any TCB Subsidiary. To the Knowledge of TCB, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to TCB or any TCB Subsidiary by reason of any Environmental Laws. Neither TCB nor any TCB Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that TCB or any TCB Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities), by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon TCB or any TCB Subsidiary;

(B) There is no suit, action, executive or administrative order, directive, or proceeding pending or, to the Knowledge of TCB threatened, before any court, governmental agency or other forum against TCB or any TCB Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), on a site owned, leased or operated by TCB or any TCB Subsidiary (including Participation Facilities and Other Real Estate Owned); and

(C) To the Knowledge of TCB, (i) there are no underground storage tanks on, in or under any properties owned or operated by TCB or any TCB Subsidiary (including Participation

Facilities and Other Real Estate Owned), and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by TCB or any TCB Subsidiary (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects.

(D) To TCB’s Knowledge, the properties currently owned or operated by TCB or any TCB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law.

4.16. Loan Portfolio and Investment Securities.

4.16.1. The allowance for loan losses reflected in the TCB Financial Statements as of December 31, 2012 and September 30, 2013 was, and the allowance for loan losses reflected in the TCB Regulatory Reports for periods ending after September 30, 2013 will be, adequate, as of the dates thereof, under GAAP in all material respects.

4.16.2. Except for any individual loans with principal outstanding balances of less than $50,000, TCB DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of November 30, 2013, by account, of: (i) all loans (including loan participations) of TCB or any TCB Subsidiary that have been accelerated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (ii) all loan commitments or lines of credit of TCB or any TCB Subsidiary that have been terminated by TCB or any TCB Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified TCB or any TCB Subsidiary during three years preceding the date of this Agreement, or has asserted against TCB or any TCB Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of TCB, each borrower, customer or other party which has given TCB or any TCB Subsidiary any oral notification of, or orally asserted to or against TCB or any TCB Subsidiary, any such claim; (iv) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by TCB and any TCB Subsidiary, or any applicable Bank Regulator, (D) to the Knowledge of TCB, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith, (G) that are required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; or (H) made pursuant to an exception to policy, and (v) all assets classified by TCB or any TCB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of TCB and the TCB Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of TCB’s or the appropriate TCB Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. Except for any individual loans with a principal outstanding balance of less than $25,000, TCB has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of TCB and the TCB Subsidiaries are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by TCB or the appropriate TCB Subsidiary free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.16.5. TCB and each TCB Subsidiary have good and marketable title to all securities owned by them, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of TCB or a TCB Subsidiary. Such securities are valued on the books of TCB in accordance with GAAP in all material respects. TCB and each TCB Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures which TCB believes are prudent and reasonable.

4.17. Other Documents.

TCB has made available to PFS copies of (i) its annual reports to stockholders for the years ended December 31, 2012, 2011 and 2010, and (ii) proxy materials used or for use in connection with its meetings of stockholders held in 2013, 2012 and 2011.

4.18. Related Party Transactions.

Except as set forth in TCB DISCLOSURE SCHEDULE 4.18, neither TCB nor any TCB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of TCB or any TCB Subsidiary. Except as described in TCB’s DISCLOSURE SCHEDULE 4.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of TCB or any TCB Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to TCB’s loan modification policy that is applicable to all Persons. Neither TCB nor any TCB Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by TCB is inappropriate.

4.19. Deposits.

Except as set forth in TCB DISCLOSURE SCHEDULE 4.19, none of the deposits of TCB is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.20. Antitakeover Provisions Inapplicable; Required Vote.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state.

The affirmative vote of two-thirds of the issued and outstanding shares of TCB Common Stock is required to approve this Agreement and the Merger under the Banking Code and TCB’s articles of incorporation.

4.21. Registration Obligations.

Neither TCB nor any TCB Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for TCB’s own account, or for the account of one or more of TCB’s Subsidiaries or their customers (all of which are set forth in TCB DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of TCB and each TCB Subsidiary, with counterparties believed to be financially responsible at the time; and to TCB’s and each TCB Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of TCB or such TCB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither TCB nor any TCB Subsidiary, nor, to the Knowledge of TCB, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23. Fairness Opinion.

TCB has received an opinion from Griffin Financial Group, LLC, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of TCB pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24. Intellectual Property.

TCB and each TCB Subsidiary owns or, to TCB’s Knowledge, possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither TCB nor any TCB Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. TCB and each TCB Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of TCB, the conduct of the business of TCB and each TCB Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.25. Trust Accounts

Neither TCB nor any TCB Subsidiary has trust powers or acts as a fiduciary.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PFS AND PROVIDENT BANK

PFS and Provident Bank represent and warrant to TCB that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the PFS DISCLOSURE SCHEDULE delivered by PFS to TCB on the date hereof. PFS has made a good faith effort to ensure that the disclosure on each schedule of the PFS DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the PFS DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

5.1. Standard.

No representation or warranty of PFS or Provident Bank contained in this Article V shall be deemed untrue or incorrect, and neither PFS nor Provident Bank shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 5.2, 5.3 and 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

5.2. Organization.

5.2.1. PFS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. PFS has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on PFS.

5.2.2. Provident Bank is a New Jersey chartered savings bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. The deposits of Provident Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Provident Bank is a member in good standing of the FHLB of New York and owns the requisite amount of stock therein. The location of the principal office and each branch office of Provident Bank is set forth in PFS DISCLOSURE SCHEDULE 5.2.2.

5.2.3. PFS DISCLOSURE SCHEDULE 5.2.3 sets forth each PFS Subsidiary. Each PFS Subsidiary (other than Provident Bank) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4. The respective minute books of PFS and each PFS Subsidiary accurately records, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

5.2.5. Prior to the date of this Agreement, PFS has made available to TCB true and correct copies of the certificate of incorporation or charter and bylaws of PFS and Provident Bank and the PFS Subsidiaries.

5.3. Capitalization.

5.3.1. The authorized capital stock of PFS consists of two hundred million (200,000,000) shares of PFS Common Stock, of which fifty nine million eight hundred ninety nine thousand four hundred and eighty nine (59,899,489) shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and fifty million (50,000,000) shares of preferred stock, $0.01 par value (“PFS Preferred Stock”), none of which are outstanding. There are twenty two million eight hundred ninety seven thousand six hundred and thirty three (22,897,633) shares of PFS Common Stock held by PFS as treasury stock. Neither PFS nor any PFS Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of PFS Common Stock, or any other security of PFS or any securities representing the right to vote, purchase or otherwise receive any shares of PFS Common Stock or any other security of PFS, other than shares issuable under the PFS Stock Benefit Plans.

5.3.2. The authorized capital stock of Provident Bank consists solely of fifteen million (15,000,000) shares of common stock, par value $ 2.00 per share (“Provident Bank Common Stock”). All of the issued and outstanding shares of Provident Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by PFS free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Either PFS or Provident Bank owns all of the outstanding shares of capital stock of each PFS Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of PSB Funding Corporation, PFS owns 100% of the common securities and less than 100% of the preferred securities.

5.3.3. Except as set forth in PFS DISCLOSURE SCHEDULE 5.3.3, to the Knowledge of PFS, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of PFS Common Stock, except for equity interests held in the investment portfolios of PFS or its subsidiaries, equity interests held by any PFS Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of PFS or its Subsidiaries, including stock in the FHLB of New York.

5.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which PFS’s stockholders may vote has been issued by PFS and are outstanding.

5.4. Authority; No Violation.

5.4.1. PFS and Provident Bank each have full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PFS and Provident Bank and the completion by PFS and Provident Bank of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of PFS and Provident Bank, and no other corporate proceedings on the part of PFS or Provident Bank are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by PFS and Provident Bank, and subject to the receipt of the Regulatory Approvals described in Section 8.2 hereof, constitutes the valid and binding obligations of PFS and Provident Bank, enforceable against PFS and Provident Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. This Agreement has been approved by PFS in its capacity as sole stockholder of Provident Bank.

5.4.2. Subject to receipt of the Regulatory Approvals, and compliance by TCB and PFS with any conditions contained therein,

(A) the execution and delivery of this Agreement by PFS and Provident Bank,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by PFS and Provident Bank with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of PFS or any PFS Subsidiary or the charter and bylaws of Provident Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PFS or any PFS Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PFS, Provident Bank or any PFS Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on PFS and the PFS Subsidiaries taken as a whole.

5.5. Consents.

Except for the regulatory approvals referred to in Section 8.2 hereof and compliance with any conditions contained therein, the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as any be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, approval of the listing of PFS Common Stock to be issued in the Merger on the NYSE, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PFS Common Stock pursuant to this Agreement, and the approval of this Agreement by the requisite vote of the stockholders of TCB, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of PFS, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by PFS and Provident Bank and the completion of the Merger. To the Knowledge of PFS, no fact or circumstance exists, including any possible other transaction pending or under consideration by PFS or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the PA Department or the NJ Department, or (ii) any required Regulatory Approvals or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the Banking Act, the Banking Code or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

5.6. Financial Statements.

5.6.1. PFS has previously made available to TCB the PFS Financial Statements. The PFS Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of PFS and the PFS Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.2. At the date of each balance sheet included in the PFS Financial Statements, PFS did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such PFS Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.3. PFS (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to PFS, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of PFS by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to PFS outside auditors and the audit committee of PFS Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect PFS ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in PFS internal control over financial reporting. These disclosures (if any) were made in writing by management to PFS auditors and audit committee and a copy has previously been made available to TCB.

5.6.4. Since December 31, 2012, (A) neither PFS nor any PFS Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of PFS or any PFS Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of PFS or any PFS Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that PFS or any PFS Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing PFS or any PFS Subsidiary, whether or not employed by PFS or any PFS Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

5.7. Taxes.

PFS and the PFS Subsidiaries that are at least 80 percent owned by PFS are members of the same affiliated group within the meaning of Code Section 1504(a). PFS has duly filed all federal, state and local tax returns required to be filed by or with respect to PFS and each PFS Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of PFS, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from PFS and any PFS Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, PFS has received no notice of, and to the Knowledge of PFS, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of PFS or any PFS Subsidiary, and no claim has been made by any authority in a jurisdiction where PFS or any PFS Subsidiary do not file tax returns that PFS or any such PFS Subsidiary is subject to taxation in that jurisdiction. Except as set forth in PFS DISCLOSURE SCHEDULE 5.7, PFS and PFS Subsidiary have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. PFS and each PFS Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and PFS and each PFS Subsidiary, to the Knowledge of PFS, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8. No Material Adverse Effect.

PFS and the PFS Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2012 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on PFS and the PFS Subsidiaries, taken as a whole.

5.9. Ownership of Property; Insurance Coverage.

5.9.1. PFS and each PFS Subsidiary have good and, as to real property, marketable title to all material assets and properties owned by PFS or each PFS Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the PFS Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of New York, inter-bank credit facilities, or any transaction by a PFS Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. PFS and each PFS Subsidiary, as lessee, have the right under valid and subsisting leases of real and personal properties used by PFS and the PFS Subsidiary in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2. PFS and each PFS Subsidiary currently maintain insurance considered by PFS to be reasonable for their respective operations. Neither PFS nor any PFS Subsidiary has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. All such insurance is valid and enforceable and in full force and effect, and within the last three years PFS and each PFS Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies except as disclosed in PFS DISCLOSURE SCHEDULE 5.9.2.

5.10. Legal Proceedings.

Except as disclosed in PFS DISCLOSURE SCHEDULE 5.10, neither PFS nor any PFS Subsidiary is a party to any, and there are no pending or, to the Knowledge of PFS, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against PFS or any PFS Subsidiary, (ii) to which PFS or any PFS Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of PFS to perform under this Agreement.

5.11. Compliance With Applicable Law.

5.11.1. To the Knowledge of PFS, each of PFS and each PFS Subsidiary are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither PFS nor any PFS Subsidiary has received any written notice to the contrary. The Board of Directors of Provident Bank has adopted and Provident Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

5.11.2. Each of PFS and each PFS Subsidiary have all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the

Knowledge of PFS, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.2.

5.11.3. For the period beginning January 1, 2010, and except as set forth in PFS DISCLOSURE SCHEDULE 5.11.3, neither PFS nor any PFS Subsidiary has received any written notification or, to the Knowledge of PFS, any other communication from any Bank Regulator (i) asserting that PFS or any PFS Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to PFS or any PFS Subsidiary; (iii) requiring or threatening to require PFS or any PFS Subsidiary, or indicating that PFS or any PFS Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of PFS or any PFS Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of PFS or any PFS Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither PFS nor any PFS Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Provident Bank as to compliance with the CRA is “Satisfactory” or better.

5.12. Employee Benefit Plans.

5.12.1. PFS DISCLOSURE SCHEDULE 5.12.1 includes a list of all employment agreements, change in control agreements, severance agreements or arrangements, consulting agreements, existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by PFS or any PFS Subsidiary and in which employees in general may participate (the “PFS Compensation and Benefit Plans”). Each PFS Compensation and Benefit Plan has been administered in form and in operation, in all material respects with its terms and all applicable requirements of law and no notice has been issued by any Governmental Entity questioning or challenging such compliance. .

5.12.2. To the Knowledge of PFS and except as disclosed in PFS DISCLOSURE SCHEDULE 5.12.2, each PFS Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each PFS Compensation and Benefit Plan which is an

“employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination letter from the IRS, and PFS is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of PFS, threatened action, suit or claim relating to any of the PFS Compensation and Benefit Plans (other than routine claims for benefits). Neither PFS nor any PFS Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any PFS Compensation and Benefit Plan that would reasonably be expected to subject PFS or any PFS Subsidiary to an unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.

5.12.3. No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by PFS or any of its Subsidiaries to be incurred with respect to any PFS Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“PFS Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by PFS or any entity which is considered one employer with PFS under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (such plan hereinafter referred to as an “ERISA Affiliate Plan”). No PFS Defined Benefit Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA. To the Knowledge of PFS, except as set forth in PFS DISCLOSURE SCHEDULE 5.12.3, no PFS Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof.

5.12.4. All material contributions required to be made under the terms of any PFS Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which PFS or any PFS Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on PFS’s consolidated financial statements to the extent required by GAAP. PFS and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable PFS Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.13. Environmental Matters.

5.13.1. To the Knowledge of PFS, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon PFS or any PFS Subsidiary. To the Knowledge of PFS, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to PFS or any PFS Subsidiary by reason of any Environmental Laws. Neither PFS nor any PFS Subsidiary has received any written notice from any Person that PFS or any PFS Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon PFS or any PFS Subsidiary.

5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the PFS’s Knowledge, threatened, before any court, governmental agency or other forum against PFS or any PFS Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the PFS.

5.14. Loan Portfolio.

The allowance for loan losses reflected in PFS’s audited consolidated statement of condition at December 31, 2012 was, and the allowance for loan losses shown on the balance sheets in PFS’s Financial Statements for periods ending after December 31, 2012 were or will be, adequate, as of the dates thereof, under GAAP.

5.15. Deposits.

None of the deposits of any PFS Subsidiary is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

5.16. Antitakeover Provisions Inapplicable.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state, including the provisions of Delaware General Corporation Law applicable to PFS.

5.17. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for PFS’s own account, or for the account of one or more of PFS’s Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of PFS and each PFS Subsidiary, with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of PFS or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither PFS nor any PFS Subsidiary, nor to the Knowledge of PFS any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.18. Brokers, Finders and Financial Advisors.

Neither PFS nor any PFS Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of RBC Capital Markets, LLC by PFS and the fee payable pursuant thereto.

5.19. Trust Accounts

Provident Bank and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Provident Bank nor any other PFS Subsidiary, and to their Knowledge, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account, except as disclosed in PFS DISCLOSURE SCHEDULE 5.19.

5.20. PFS Common Stock

The shares of PFS Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.21. Intellectual Property

PFS and each PFS Subsidiary own or, to PFS’s Knowledge, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment (except as set forth in PFS DISCLOSURE SCHEDULE 5.21, and neither PFS nor any PFS Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. PFS and each PFS Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of PFS, the conduct of the business of PFS and each PFS Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

ARTICLE VI

COVENANTS OF TCB

6.1. Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of PFS, which consent will not be unreasonably withheld, conditioned or delayed, TCB will, and it will cause each TCB Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals referenced in Section 8.2 or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. TCB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, as set forth in TCB DISCLOSURE SCHEDULE 6.1.2, or consented to by PFS in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the TCB Subsidiaries not to:

(A) change or waive any provision of its Articles of Incorporation, Charter or Bylaws, except as required by law or appoint a new director to its board of directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its certificate of incorporation or charter);

(B) change the number of authorized or issued shares of its capital stock (other than pursuant to the issuance of shares upon the exercise of outstanding TCB Stock Options), issue any shares of TCB Common Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the TCB Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock (other than dividends payable with regard to the TCB Series A Preferred Stock), or redeem (except as to the SBLF Redemption) or otherwise acquire any shares of capital stock.

(C) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(W)) except in the ordinary course of business consistent with past practice;

(D) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on TCB DISCLOSURE SCHEDULES 4.9.1 and 4.13.1, (ii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice, (iii) the payment of bonuses for the year ending December 31, 2013, to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and provided that such bonuses are consistent, as to amount and persons covered, with past practice. Neither TCB nor any TCB Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, except that TCB may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate TCB or any TCB Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of TCB or any TCB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between TCB, or any TCB Subsidiary, and any other Person, in each case in the ordinary course of business consistent with past practice; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any TCB Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office,

(H) sell or otherwise dispose of the capital stock of TCB or sell or otherwise dispose of any asset of TCB or of any TCB Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB of Pittsburgh, subject any asset of TCB or of any TCB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I) take any action that would result in any of the representations and warranties of TCB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating TCB;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which TCB or any TCB Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any equity securities, or purchase any security for its investment portfolio inconsistent with TCB’s or any TCB Subsidiary’s current investment policy;

(M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the TCB DISCLOSURE SCHEDULE 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $4.0 million or that involves an exception to policy; provided that PFS shall have been deemed to have consented to any loan in excess of such amount if PFS does not object to any such proposed loan within two business days of receipt by PFS of a request by TCB to exceed such limit along with all financial or other data that PFS may reasonably request in order to evaluate such loan.

(N) enter into, renew, extend or modify any transaction (other than a loan, subject to subsection (M) above, and a deposit transaction) with any Affiliate; provided that PFS shall have been deemed to have consented to any renewal, extension or modification of any transaction with an Affiliate if PFS does not object to any such proposed renewal, extension or modification within three business days of receipt by PFS of a request by TCB to renew, extend or modify such a transaction along with all financial or other data that PFS may reasonably request in order to evaluate the same;

(O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any TCB Compensation and Benefit Plan;

(S) except as set forth in TCB DISCLOSURE SCHEDULE 6.1.2(S), make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Provident Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by TCB of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with PFS and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of PFS (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of PFS (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(Z) take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(AA) agree to do any of the foregoing.

6.2. Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, TCB will cause one or more of its representatives to confer with representatives of PFS and report the general status of its ongoing operations at such times as PFS may reasonably request. TCB will promptly notify PFS of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving TCB or any TCB Subsidiary. Any information provided pursuant to this Section 6.2 will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.

6.2.2. TCB and Provident Bank shall meet on a regular basis to discuss and plan for the conversion of TCB’s data processing and related electronic informational systems to those used by Provident Bank, which planning shall include, but not be limited to, discussion of the possible termination by TCB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by TCB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that TCB shall not be obligated to take any such action prior to the Effective Time and, unless TCB otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that TCB takes, at the request of Provident Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Provident Bank shall pay any such fees and charges directly to such third parties, and shall indemnify Team Capital Bank for the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by TCB, or a termination of this Agreement under Section 11.1.8, 11.1.9 or 11.1.10.

6.2.3. TCB shall provide Provident Bank, substantially contemporaneously with the delivery to the Board of Directors of TCB of the materials for the monthly board meeting, a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans. On a monthly basis, TCB shall provide Provident Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4. TCB shall promptly inform PFS upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of TCB or any TCB Subsidiary under any labor or employment law.

6.3. Access to Properties and Records.

6.3.1. Subject to Section 12.1 hereof, TCB shall permit PFS and Provident Bank reasonable access upon reasonable notice to its properties and those of the TCB Subsidiaries, and shall disclose and make available to PFS and Provident Bank during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter TCB reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which PFS and Provident Bank may have a reasonable interest; provided, however, that TCB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in TCB’s reasonable judgment, would interfere with the normal conduct of TCB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or with regard to which disclosure to PFS is prohibited by law or regulation. TCB shall provide and shall request its auditors to provide PFS with such historical financial information regarding it (and related audit reports and consents) as PFS may reasonably request for securities disclosure purposes. PFS and Provident Bank shall use commercially reasonable efforts to minimize any interference with TCB’s regular business operations during any such access to TCB’s property, books and records.

6.3.2. TCB shall permit PFS, at its expense, to cause a “Phase I Environmental Site Assessment” (the “Phase I”) (in conformance with American Society for Testing Materials (“ATSM”) Standard 1527-05, as amended) to be performed at each branch office owned by TCB, and, to the extent permitted by any lease governing TCB’s lease of any branch, at each branch leased by TCB, at any time prior to the Closing Date, and to the extent such Phase I recommends performance of a Phase II Environmental Site Assessment (the “Phase II”) prior to the Closing Date only to the extent that the Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by the ASTM) that was discovered in the Phase I and provided that as to any Phase II performed at a Branch which TCB leases, the landlord pursuant to the applicable lease has consented to such Phase II if such consent is necessary pursuant to the lease. TCB will use its commercially reasonable efforts (at no cost to TCB) to obtain such landlord consent. Prior to performing any Phase II, PFS will provide TCB with a copy of its proposed work plan and PFS will cooperate in good faith with TCB to address any comments or suggestions made by TCB regarding the work plan. PFS and its environmental consultant shall conduct all environmental assessments pursuant to this Section 6.3.2 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with TCB’s operation of its business, and PFS shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. PFS shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by PFS.

6.3.3. Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall PFS have access to any information that, based on advice of TCB’s counsel, would (a) reasonably be expected to waive any material legal privilege (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of TCB with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by PFS, TCB has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that PFS shall not conduct any environmental sampling without the prior written consent of TCB, which consent may not be unreasonably withheld or delayed. All requests made pursuant to this Section 6.3 shall be directed to an executive officer of TCB or such Person or Persons as may be designated by TCB. All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.

6.4. Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, TCB will furnish to PFS copies of each annual, interim or special audit of the books of TCB and each TCB Subsidiary made by its independent auditors and copies of all internal control reports submitted to TCB by such auditors in connection with each annual, interim or special audit of the books of TCB and the TCB Subsidiaries made by such auditors.

6.4.2. TCB will furnish to PFS copies of all documents, statements and reports as it or any TCB Subsidiary shall send to its stockholders, the FDIC, the Commissioner, or any other Regulatory Authority, except as legally prohibited thereby. Within 15 days after the end of each month, TCB will deliver to PFS a list and description of loans originated by TCB since the prior month end.

6.4.3. TCB will advise PFS promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of TCB or any TCB Subsidiary.

6.4.4. With reasonable promptness, TCB will furnish to PFS such additional financial data that TCB possesses and as PFS may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5. Maintenance of Insurance.

TCB shall maintain, and cause the TCB Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, TCB will promptly supplement or amend the TCB DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such TCB DISCLOSURE SCHEDULE or which is necessary to correct any information in such TCB DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such TCB DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

TCB shall use all commercially reasonable efforts, and shall cause each TCB Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, TCB shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

6.8. All Reasonable Efforts.

TCB agrees to use, and agrees to cause each TCB Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that TCB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify PFS.

6.10. No Solicitation.

6.10.1. TCB shall not, and shall cause the TCB Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “TCB Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than PFS) any information or data with respect to TCB or any of the TCB Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which TCB is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by TCB or any TCB Representative, whether or not such Representative is so authorized and whether or not such TCB Representative is purporting to act on behalf of TCB or otherwise, shall be deemed to be a breach of this Agreement by TCB. TCB and TCB Subsidiaries shall, and shall cause each of TCB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from PFS), whether or not in writing,

contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving TCB or any of the TCB Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of TCB or any of the TCB Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of TCB and the TCB Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of TCB or any of the TCB Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of TCB or any of the TCB Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2. Notwithstanding Section 6.10.1, TCB may take any of the actions described in clause (ii) of Section 6.10.1 only if, (i) TCB has received a bona fide unsolicited written Acquisition Proposal, prior to the TCB Stockholders Meeting, that did not result from a breach of this Section 6.10; (ii) the TCB Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) TCB has provided PFS with at least one (1) Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to TCB or any of the TCB Subsidiaries or otherwise relating to an Acquisition Proposal, TCB receives from such Person a confidentiality agreement with terms no less favorable to TCB than those contained in the Confidentiality Agreement dated October 23, 2013. TCB shall promptly provide to PFS any non-public information regarding TCB or the TCB Subsidiaries provided to any other Person that was not previously provided to PFS, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the TCB Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of TCB Common Stock or all, or substantially all, of the assets of TCB and the TCB Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of TCB Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the TCB Stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the TCB Stockholders than the

Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3. TCB shall promptly (and in any event within twenty-four (24) hours) notify PFS in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, TCB or any TCB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). TCB agrees that it shall keep PFS informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4. Subject to Section 6.10.5, neither the TCB Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to PFS in connection with the transactions contemplated by this Agreement (including the Merger), the TCB Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with TCB Stockholders Meeting or otherwise, inconsistent with the TCB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the TCB Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause TCB or any of the TCB Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2 or (B) requiring TCB to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.5. Notwithstanding Section 6.10.4, prior to the date of TCB Stockholders Meeting, the TCB Board may approve or recommend to the stockholders of TCB a Superior Proposal and withdraw, qualify or modify the TCB Recommendation in connection therewith (a “TCB Subsequent Determination”) after the third (3rd) Business Day following PFS’s receipt of a notice (the “Notice of Superior Proposal”) from TCB advising PFS that the TCB Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that TCB shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that TCB proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the TCB Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to TCB’s stockholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by PFS since its receipt of such Notice of Superior

Proposal (provided, however, that PFS shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), TCB Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.10.5, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the TCB Recommendation or the making of a TCB Subsequent Determination by the TCB Board of Directors shall not change the approval of the TCB Board of Directors for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or similar law to be inapplicable to this Agreement and the TCB Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

6.11. Board of Directors and Committee Meetings.

TCB shall permit representatives of PFS or Provident Bank (no more than two) to attend any meeting of its Board of Directors or the Executive and Loan Committees thereof as an observer, subject to the Confidentiality Agreement, provided that TCB shall not be required to permit the representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of TCB or during any other matter (i) that the respective Board of Directors has reasonably determined to be confidential with respect to the participation of PFS or Provident Bank, or (ii) that TCB would not be required to disclose under Section 6.3.3 hereof.

6.12 Termination of the TCB 401(k) Plan

TCB shall take all necessary actions to terminate the TCB 401(k) Plan immediately prior to the Effective Time. In connection with the termination of the TCB 401(k) Plan, TCB or Provident Bank following the Effective Time, shall use their best efforts to seek a favorable determination letter from the IRS on the termination of the TCB 401(k) Plan. As soon as administratively practicable following the receipt of such favorable determination letter, the account balances of all participants and beneficiaries in the TCB 401(k) Plan shall either be distributed to the participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with the requirements of the Code and ERISA.

ARTICLE VII

COVENANTS OF PFS AND PROVIDENT BANK

7.1. Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of TCB, which consent will not be unreasonably withheld, conditioned or delayed, PFS and Provident Bank will, and they will cause each PFS Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2. Financial and Other Statements.

PFS will advise TCB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of PFS or any of the PFS Subsidiaries.

7.3. Disclosure Supplements.

From time to time prior to the Effective Time, PFS will promptly supplement or amend the PFS DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such PFS DISCLOSURE SCHEDULE or which is necessary to correct any information in such PFS DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such PFS DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.4. Consents and Approvals of Third Parties.

PFS and Provident Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5. All Reasonable Efforts.

Subject to the terms and conditions herein provided, PFS and Provident Bank agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.6. Failure to Fulfill Conditions.

In the event that PFS or Provident Bank determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify TCB.

7.7. Employee Benefits; Advisory Board.

7.7.1 Except as otherwise provided in this Agreement, PFS will review all the TCB Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. In the event that any TCB Compensation and Benefit Plan is frozen or terminated by PFS, former employees of TCB who become employees of PFS or Provident Bank after the Effective Time (“Continuing Employees”) who were participants in such plan shall be eligible to participate in any PFS Compensation and Benefit Plan of similar character (to extent that one exists, other than any PFS non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement, or the PFS Defined Benefit Plan). Continuing Employees who become participants in a PFS Compensation and Benefits Plan shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of TCB or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall be given under the PFS ESOP only for purposes of determining eligibility to participate in such plan and not for vesting purposes, and provided further, that credit for prior service shall not be given under the PFS retiree health plan. This Agreement shall not be construed to limit the ability of PFS or Provident Bank to terminate the employment of any TCB employee or to review any TCB Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.

7.7.2 PFS shall honor the contractual terms of all employment, consulting, change in control, severance and deferred compensation agreements, if any, listed on TCB DISCLOSURE SCHEDULE 4.13.1 (collectively, the “TCB Non-Qualified Agreements”), except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time. The estimated amounts payable under the TCB Non-Qualified Agreements are set forth in the Benefits Schedule. Notwithstanding anything contained in the TCB Non-Qualified Agreements or in this Agreement, no payment shall be made under any Non-Qualified Agreement that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any payments or benefits would constitute a “parachute payment,” such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Section 280G of the Code.

7.7.3 For purposes of Provident Bank’s vacation and/or paid leave benefit programs, Provident Bank will give each Continuing Employee credit for such individual’s accrued paid-time off balance with TCB as of the Effective Time.

7.7.4 Any employee of TCB who is not a party to an employment, change in control or severance agreement or contract providing severance payments shall, for one year following the Effective Time, be covered and be eligible to receive severance benefits under the severance plan or policy (the “TCB Severance Plan”) set forth in TCB DISCLOSURE SCHEDULE 7.7.4 in accordance with the terms of the TCB Severance Plan, provided, however that such employee enters into a release of claims against PFS, Provident Bank and their affiliates in a customary form reasonably satisfactory to PFS. The estimated amounts payable under the TCB Severance Plan are set forth in the Benefits Schedule.

7.7.5 In the event of any termination of any TCB health plan or consolidation of any such plan with any PFS or Provident Bank health plan, PFS shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to PFS employees. Unless a Continuing Employee affirmatively terminates coverage under a TCB health plan prior to the time that such Continuing Employee becomes eligible to participate in the PFS health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the TCB health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of PFS and their dependents. In the event of a termination or consolidation of any TCB health plan, terminated TCB employees and qualified beneficiaries will have the right to continued coverage under group health plans of PFS in accordance with COBRA.

7.7.6 PFS and Provident Bank agree to take all such actions related to the TCB 401(k) Plan as stated in Section 6.12 of this Agreement.

7.7.7 Effective as of the Closing Date, PFS shall establish a New Jersey Regional Advisory Board and a Pennsylvania Regional Advisory Board, which advisory boards will be comprised of those persons who serve on the TCB Board of Directors (other than the TCB board member who shall serve on the PFS and Provident Bank board) or on an existing TCB advisory board, and who are designated by PFS, in consultation with TCB.

7.8. Directors and Officers Indemnification and Insurance.

7.8.1. PFS shall maintain, or shall cause Provident Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by TCB (provided, that PFS may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall PFS be required to expend pursuant to this Section 7.8.1 more than 150% of the annual cost currently expended by TCB with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, PFS shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, TCB agrees in order for PFS to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.8.2. In addition to Section 7.8.1, for a period of six years after the Effective Time, PFS shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of TCB or a TCB Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of PFS, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of TCB or a TCB Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent as would have been permitted by TBC under the Banking Code and under TCB’s

Certificate of Incorporation and Bylaws, to the extent not prohibited by Delaware law. PFS shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by Delaware (to the extent not prohibited by federal law) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.8.2 upon learning of any Claim, shall notify PFS (but the failure so to notify PFS shall not relieve it from any liability which it may have under this Section 7.8.2, except to the extent such failure materially prejudices PFS) and shall deliver to PFS the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) PFS shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption PFS shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if PFS elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between PFS and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and PFS shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, PFS shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (3) PFS shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of TCB or any TCB Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of TCB or any TCB Subsidiary.

7.8.3. The obligations of PFS provided under this Section 7.8 are intended to be enforceable against PFS directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of PFS. PFS shall pay all reasonable costs, including attorneys’ fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.8 to the fullest extent permitted under applicable law; however such payment of costs should be immediately reimbursed to PFS by such Indemnified Party if they are not successful enforcing the indemnity or other obligations provided for in this Section 7.8. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

7.9. Stock Listing.

PFS agrees to list on the NYSE (or such other national securities exchange on which the shares of the PFS Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of PFS Common Stock to be issued in the Merger.

7.10. Stock and Cash Reserve.

PFS agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of PFS Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. Meeting of Stockholders; Proxy Statement-Prospectus; Merger Registration Statement

8.1.1. TCB will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders, which may be an annual meeting, for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in TCB’s reasonable judgment, necessary or desirable (the “TCB Stockholders Meeting”). TCB agrees that its obligations pursuant to this Section 8.1 shall not be affected by the commencement, public proposal, public disclosure or communication to TCB of any Acquisition Proposal or by any Change of Recommendation (as defined below). Subject to Section 6.10.4, TCB shall, (i) through TCB’s Board of Directors, recommend to its stockholders approval and adoption of this Agreement (the “TCB Recommendation”), (ii) include such recommendation in the Proxy Statement-Prospectus (as defined below) for such TCB Stockholders Meeting and (iii) use commercially reasonable efforts to obtain from the TCB Stockholders a vote approving and adopting this Agreement, including utilizing the services of a professional proxy soliciting firm mutually agreeable to PFS and TCB.

8.1.2. For the purposes (x) of registering PFS Common Stock to be offered to holders of TCB Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the TCB Stockholders Meeting, PFS shall draft and prepare, and TCB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by TCB to the TCB stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). PFS shall provide TCB and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. PFS shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of PFS and TCB shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and TCB shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. PFS shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and TCB shall furnish all information concerning TCB and the holders of TCB Common Stock as may be reasonably requested in connection with any such action.

8.1.3. PFS shall, as soon as is practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the Merger Registration Statement. PFS will advise TCB promptly after PFS receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of PFS Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and PFS will provide TCB with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as TCB may reasonably request.

8.1.4. TCB and PFS shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, TCB shall cooperate with PFS in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and PFS shall file an amended Merger Registration Statement with the SEC, and TCB shall mail a Proxy Statement-Prospectus to TCB’s stockholders.

8.2. Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Bank Regulators and any other Governmental Entities necessary to consummate the transactions contemplated by this Agreement and PFS and Provident Bank will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof; provided, however, that in no event shall PFS or Provident Bank be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by PFS or Provident Bank of all or any material portion of the business or assets of TCB or any TCB Subsidiary, (b) compel PFS or Provident Bank to dispose of or hold separate all or any material portion of the business or assets of TCB or any TCB Subsidiary, (c) impose a material compliance burden, penalty or obligation on PFS or Provident Bank resulting from noncompliance by TCB with its regulatory obligations; or (d) otherwise materially impair the value of TCB and the TCB Subsidiaries to PFS and Provident Bank (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. TCB shall have the right to review, and to the extent practicable to consult with PFS and Provident Bank on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Bank Regulator or any Governmental Entity. PFS shall give TCB and its counsel the opportunity to review, and to the extent practicable to consult with PFS and Provident Bank on, each filing prior to its being filed with a Bank Regulator and shall give TCB and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of TCB.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect with respect to PFS, Provident Bank or TCB, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of PFS Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. NYSE Listing. The shares of PFS Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

9.1.6. Tax Opinion. PFS and TCB shall have received an opinion, dated as of the Effective Time, of Luse Gorman Pomerenk & Schick, P.C., reasonably satisfactory in form and substance to PFS and TCB (and its counsel), based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.

9.2. Conditions to the Obligations of PFS and Provident Bank under this Agreement.

The obligations of PFS and Provident Bank under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of TCB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and TCB shall have delivered to PFS a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of TCB as of the Effective Time.

9.2.2. Agreements and Covenants. TCB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and PFS shall have received a certificate signed on behalf of TCB by the Chief Executive Officer and Chief Financial Officer of TCB to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. TCB and the TCB Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4. TCB Series A Preferred Stock Redemption. Either TCB or Provident Bank has received unconditional approval from the U.S. Department of the Treasury to irrevocably redeem all outstanding shares of TCB Series A Preferred Stock.

9.2.5. Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

9.2.6. Dissenting Shares. As of immediately prior to the Effective Time, not more than 10% of the issued and outstanding shares of TCB Common Stock shall have served a written notice of dissent from this Agreement to TCB under the Banking Code.

TCB will furnish PFS with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as PFS may reasonably request.

9.3. Conditions to the Obligations of TCB under this Agreement.

The obligations of TCB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of PFS and Provident Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and PFS and Provident Bank shall have delivered to TCB a certificate to such effect signed by the Chief Executive Officer or Chief Operating Officer and the Chief Financial Officer of PFS and Provident Bank as of the Effective Time.

9.3.2. Agreements and Covenants. PFS and Provident shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and TCB shall have received a certificate signed on behalf of PFS and Provident Bank by the Chief Executive Officer or Chief Operating Officer and Chief Financial Officer of PFS and Provident Bank to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. PFS and Provident Bank shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure to obtain which would have a Material Adverse Effect on PFS and its Subsidiaries, taken as a whole.

9.3.4. Payment of Merger Consideration. PFS shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide TCB with a certificate evidencing such delivery.

PFS and Provident Bank will furnish TCB with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as TCB may reasonably request.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the PFS, at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m., or at such other place or time upon which PFS and TCB mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to PFS and TCB the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, PFS shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of TCB:

11.1.1. At any time by the mutual written agreement of PFS and TCB;

11.1.2. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by TCB) or Section 9.3.1 (in the case of a breach of a representation or warranty by PFS);

11.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by TCB) or Section 9.3.2 (in the case of a breach of covenant by PFS);

11.1.4. At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by PFS and TCB; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By either party, if the stockholders of TCB shall have voted at the TCB Stockholders Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement;

11.1.6. By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

11.1.8. By PFS, (i) if TCB shall have materially breached its obligations under Section 6.10 or 8.1 of this Agreement or (ii) if the TCB Board of Directors does not publicly recommend in the Proxy Statement-Prospectus for the TCB Stockholders Meeting that the TCB Stockholders approve and adopt this Agreement or if, after making the TCB Recommendation in the Proxy Statement-Prospectus for the TCB Stockholders Meeting, the TCB Board of Directors makes a TCB Subsequent Determination

11.1.9. By PFS if TCB has received a Superior Proposal and the Board of Directors of TCB has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to PFS.

11.1.10. By the Board of Directors of TCB if TCB has received a Superior Proposal and the Board of Directors of TCB has made a determination to accept such Superior Proposal.

11.1.11. By TCB, if TCB’s Board of Directors determines by a vote of the majority of the members of the entire TCB Board, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “PFS Ratio”) shall be less than 0.80; and

(ii) the PFS Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”); subject, however, to the following three sentences. If the TCB elects to exercise its termination right pursuant to this Section 11.1.11, it shall give written notice to PFS (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During a five-day period commencing with its receipt of such notice, PFS shall have the option to increase the consideration to be received by the holders of TCB Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the PFS Ratio. If PFS so elects within such five-day period, it shall give prompt written notice to TCB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 11.1.11 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

For purposes of this Section 11.1.11, the following terms shall have the meanings indicated.

“Acquisition Transaction” shall mean (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agreement or commitment to take any action referenced above.

“Average Closing Price” shall mean the average of the daily closing prices for shares of PFS Common Stock for the twenty consecutive full trading days on which such shares are actually traded on the NYSE (as reported by the NYSE) ending on the trading day immediately preceding the Determination Date.

“Determination Date” shall mean the first date on which all Regulatory Approvals have been received (disregarding any waiting period).

“Final Index Price” shall mean the average of the Index Prices for the twenty consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the 16 financial institutions listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving any of such companies publicly announced at any time during the period beginning on the date of this Agreement and ending on the day immediately preceding the Determination Date.

In the event that:

(i)	the common stock of any of such companies ceases to be publicly traded, or

(ii)	an Acquisition Transaction involving any of such companies is announced at any time during the period beginning on the date of this Agreement and ending on the day immediately preceding the Determination Date, and as a result of which transaction the company will be merged into another company and no longer will be an independently traded entity, then such company or companies will be removed from the Index Group for purposes of determining the Final Index Price and the Index Price.

The 16 financial institutions are as follows:

Berkshire Hills Bancorp, Inc.	BHLB
Brookline Bancorp, Inc.	BRKL
Community Bank System, Inc.	CBU
Dime Community Bancshares, Inc.	DCOM
First Commonwealth Financial Corporation	FCF
Flushing Financial Corporation	FFIC
Independent Bank Corp.	INDB
National Penn Bancshares, Inc.	NPBC
NBT Bancorp Inc.	NBTB
Northwest Bancshares, Inc.	NWBI
S&T Bancorp, Inc.	STBA
Sandy Spring Bancorp, Inc.	SASR
Sterling Bancorp	STL
Tompkins Financial Corporation	TMP
TrustCo Bank Corp NY	TRST
WSFS Financial Corporation	WSFS

“Index Price” shall mean the average closing price of the entities comprising the Index Group taken as a whole without regard to market capitalization.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean $18.88.

If PFS or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices of the common stock of PFS or such company shall be appropriately adjusted for the purposes of applying this Section 11.1.11.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder. Moreover, no party shall be relieved of liability for fraud.

(C) As a condition of PFS’s willingness, and in order to induce PFS to enter into this Agreement, and to reimburse PFS for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, TCB hereby agrees to pay PFS, and PFS shall be entitled to payment of, a fee of $5.0 million (the “Fee”), within three business days after written demand for payment is made by PFS, following the occurrence of any of the events set forth below:

(i) TCB terminates this Agreement pursuant to Section 11.1.10 or PFS terminates this Agreement pursuant to Section 11.1.8 or 11.1.9; or

(ii) The entering into a definitive agreement by TCB relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving TCB within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by PFS pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by TCB or any TCB Subsidiary; or (ii) the failure of the stockholders of TCB to approve this Agreement after the occurrence of an Acquisition Proposal.

(D) The right to receive payment of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of PFS and Provident Bank against TCB and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 11.2.2(C)(i) or (ii).

(E) PFS shall be reimbursed by TCB for all fees, costs and other expenses incurred by PFS in connection with enforcing its right to the Fee.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of TCB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of TCB, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to TCB’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, PFS, Provident Bank and TCB mutually agree to be bound by the terms of the confidentiality agreement dated October 23, 2013 and the confidentiality agreement dated December 2, 2013 (together, the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

12.2. Public Announcements.

TCB and PFS shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither TCB nor PFS nor Provident Bank shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including but not limited to Sections 2.9, 3.3.2 through 3.3.8, 6.2.2, 7.7, 7.8, 12.1 and 12.11.

12.4. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, with confirmation of receipt, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to TCB, to:	Robert A. Rupel President and Chief Executive Officer Team Capital Bank 3001 Emrick Boulevard Bethlehem, Pennsylvania 18020 Fax: (484) 821-5660 Email: Rrupel@teamcapitalbank.com

With required copies to:	Windels Marx Lane & Mittendorf, LLP 120 Albany Street Plaza, 6th Floor New Brunswick, New Jersey 08901 Attn: Robert A. Schwartz, Esq. Fax: (732) 846-8877
Email: rschwartz@windelsmarx.com

If to PFS and Provident Bank, to:	Christopher Martin

Chairman, President and Chief Executive Officer

Provident Financial Services, Inc.

100 Wood Avenue South

Iselin, New Jersey 08830

Fax: (866-354-3167)

Email: chris.martin@providentnj.com

With required copies to:	John F. Kuntz, Esq. General Counsel Provident Financial Services, Inc. 100 Wood Avenue South Iselin, New Jersey 08830 Fax: (866-354-7061) Email: john.kuntz@providentnj.com

and

John J. Gorman, Esq.

Marc P. Levy, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

Fax: (202) 362-2902

Email: jgorman@luselaw.com

            mlevy@luselaw.com

or such other address as shall be furnished in writing by any party.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Sections 7.8 and this 12.5, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law.

This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.

12.10. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chancery Court of the State of Delaware. In the event it is determined that the Chancery Court of the State of Delaware does not have jurisdiction with respect to any dispute arising out of this Agreement or the transactions contemplated, all reference in this Section 12.11 to the Chancery Court of the State of Delaware shall be deemed to include any other court located in the State of Delaware solely with respect to such claim.

12.12. Waiver of Jury Trial

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, PFS, Provident Bank and TCB have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

Provident Financial Services, Inc.

Dated: December 19, 2013	By:	/s/ Christopher Martin
Name: Christopher Martin
Title: Chairman, President and Chief Executive Officer

The Provident Bank

Dated: December 19, 2013	By:	/s/ Christopher Martin
Name: Christopher Martin
Title: Chairman, President and Chief Executive Officer

Team Capital Bank

Dated: December 19, 2013	By:	/s/ Robert A. Rupel
Name: Robert A. Rupel
Title: President and Chief Executive Officer